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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 1st day of November, 1997, between JAMES A. PERAKIS of Wilton, Connecticut, (the "Employee") and Hyperion Software Operations Inc., a Delaware corporation with offices in Stamford, Connecticut (the "Corporation") and Hyperion Software Corporation, a Delaware corporation ("Parent").

     WHEREAS, the Employee is currently Chairman of the Board of Directors of the Corporation and Parent.

     WHEREAS, the Corporation and the Employee are parties to an Employment Agreement dated as of August 1, 1993 (the "Previous Agreement").

     WHEREAS, the Corporation desires to extend the employment of the Employee to November 1, 1998, and the Employee desires that his employment with the Corporation be extended to November 1, 1998, on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Corporation and the Employee agree as follows:

     1. EMPLOYMENT: The Corporation hereby agrees to employ the Employee as its President and Chief Executive Officer to perform managerial and executive functions of the Corporation appropriate to those offices as determined by the Corporation on the terms and conditions hereinafter stated, and the Employee hereby agrees to perform such services for the Corporation on the terms and conditions hereinafter stated, subject to the directions of the Board of Directors of the Corporation.

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     2. TERM OF EMPLOYMENT: Subject to Section 7 below, the initial term of this
Agreement and the Employee's employment by the Corporation pursuant hereto shall begin as of November 1, 1997 and shall continue in full force and effect until November 1, 1998 (the "Initial Term"); provided, however, that this Agreement and the Employee's employment by the Corporation pursuant hereto shall be automatically renewed from year to year thereafter for successive one (1) year terms unless (1) terminated by the Corporation (A) upon 8 months' written notice, (B) with no notice if the Corporation, in its sole discretion, determines that the notice provided for in the preceding sentence is not in the best interests of the Corporation, or (2) by the Employee upon written notice, which notice must provide that the Employee will remain employed with the Corporation hereunder until November 1, 1998 or for 90 days after the date of the notice, whichever is later. Notwithstanding the foregoing, this Agreement and the Employee's employment by the Corporation pursuant hereto may be sooner terminated as provided herein. In the event that this Agreement and the Employee's employment by the Corporation is terminated pursuant to subsection
(1)(A) of this Section 2, then (i) the option to purchase 150,000 shares of common stock, $0.01 par value, of Parent granted to the Employee on September
19, 1996 (the "Option") shall, at the effective date of Employee's termination, become fully vested and exercisable in its entirety, and (ii) the Employee shall be entitled to receive the fringe benefits described in Section 4(b) hereof, or at the discretion of the Corporation, a similar alternative, commencing on the effective date of Employee's termination and continuing until the Employee reaches the age of sixty-five (65). In the event that this Agreement and the Employee's employment by the Corporation is terminated pursuant to subsection
(1)(B) of this Section 2, then the Employee shall be entitled to receive the severance and benefits described in Section 7(d) below. In the event that this Agreement and the

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Employee's employment by the Corporation are terminated pursuant to subsection
(2) of this Section 2, then (i) the Corporation or Parent shall provide the Employee the opportunity to establish and maintain a Business Relationship (as that term is defined in the option agreement dated as of September 19, 1996 between the Employee and Parent (the "Option Agreement")) unless and/or until the Corporation or Parent, as the case may be, determines in its sole discretion that such Business Relation is contrary to the best interests of the Corporation or Parent, as the case may be, (ii) the Option will continue to vest so long as the Employee maintains a Business Relationship with the Parent or the Corporation in accordance with the terms of the plan(s) and/or agreement(s) governing the Option and (iii) the Employee shall be entitled to receive the fringe benefits described in Section 4(b) hereof or, at the discretion of the Company, a similar alternative, commencing on the effective date of the Employee's termination and continuing until the Employee reaches the age of sixty-five (65).

     3.   COMPENSATION:

          (a) The Corporation shall pay the Employee a base salary ("Base Salary") during the Initial Term equal to $290,000 per annum, payable at the rate of twelve thousand, eighty three dollars and thirty-four cents ($12,083.34) on the 15th and last day of each month. This Base Salary may be increased following the Initial Term in an amount to be determined by the Board of Directors in its sole discretion, but may not be decreased from its then current level except as provided for herein.

          (b) As additional compensation, the Corporation, in the sole discretion of the Board of Directors, shall pay to Employee an annual performance bonus based upon goals submitted to and approved by the Board of Directors. The Employee's annual performance bonus for the Initial Term shall be targeted at fifty (50%) percent of the Employee's Base Salary for


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such year provided that the Corporation achieves all of the goals relating to his annual performance bonus established in the annual business plan for the relevant year.

          (c) Notwithstanding the foregoing subsections 3(a) and 3(b), if the Employee's duties hereunder are modified pursuant to Section 5 so that the Employee at any time during the term of this Agreement devotes less than one hundred percent (100%) of his business efforts to his duties either as Corporation President and/or Chief Executive Officer ("CEO"), which duties may include, upon the Corporation's Board of Directors' approval, the training of a successor and/or related transitional duties, then the Employee will be entitled only to a pro rata share of the Base Salary and bonus provided for above, which share shall be a percentage of Base Salary and a percentage of bonus equal to the percentage of the Employee's business time he is then required to devote to his employment by the Corporation.

     4.  FRINGE BENEFITS:

         During the term of this Agreement and the Employee's employment by the Corporation pursuant hereto, provided that the Employee remains eligible to receive such benefits under the relevant plan documents:

          (a) The Corporation shall provide the Employee with either all benefits provided to its senior executives generally or to its employees generally, on the same terms and conditions as applicable thereto, whichever is more favorable to the Employee.

          (b) The Corporation shall provide the Employee with basic major medical and dental insurance for the Employee, his spouse and his children (until they reach the age of twenty-one (21)) which will be at least equivalent to the Corporation's current medical and dental insurance plans and in no event be less favorable than the more favorable of either the

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medical and dental insurance, respectively, provided to the Corporation's senior executives generally or its employees generally.

          (c) The Employee is authorized to incur on behalf of the Corporation reasonable expenses in connection with the business of the Corporation. The Corporation will reimburse the Employee for all reasonable expenses incurred in connection with the business of the Corporation upon the presentation by the Employee, from time to time, of an itemized account of such expenditures, which itemized account shall be in conformity with Section 274(d) of the Internal Revenue Code of 1986, as amended.

          (d) The Corporation shall provide the Employee with a term insurance policy on the life of the Employee in the amount of two (2) times the Employee's current Base Salary. The Employee will be the initial owner of said policy and select the beneficiary thereof and the owner shall have the right to transfer or change the ownership and/or beneficiary designation. Upon termination of this Agreement and/or termination of coverage, the then owner shall have the option of purchasing such policy from the Corporation at its then current cash surrender value if any, and in any event shall have the option to assume the benefits (where such assumption is permitted under the terms of the relevant policy and/or plan) and obligations under such policy upon termination of this Agreement and/or termination of coverage and thereafter the Corporation shall not be required to make premium payments.

          (e) The Corporation shall provide the Employee with a monthly automobile allowance equal to $1,000.

          (f) The Corporation shall continue to maintain its sponsorship of the Employee's current disability insurance coverage.


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     5. DUTIES AND EXTENT OF SERVICES: Throughout the term of this Agreement, the Employee shall assume the positions of President and CEO of the Corporation, provided, however, that the Employee may relinquish the positions of President and/or CEO upon the approval of and under such terms and conditions as may be set by the Board of Directors. The Corporation shall not change the Employee's duties or title without the Employee's consent. The Employee shall exert his best efforts and shall devote his full time and attention to the affairs of the Corporation, PROVIDED, HOWEVER, that upon approval of the same by the Corporation's Board of Directors, the Employee may devote less than his full time and attention to the position of President and/or to the position of CEO at such times and upon such terms and conditions as the Board of Directors may approve in connection with retaining successors to the President position and/or the CEO position. During the term of this Agreement, except as permitted in
Section 9 hereof, Employee shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director, shareholder or employee of any other corporation, be engaged in or concerned with any other employment or self-employment duties or employment or self-employment pursuits whatsoever requiring his personal services without the prior written consent of the Corporation, which consent shall not be unreasonably withheld.

     6. VACATION: During each year of the term of this Agreement, the Employee shall be entitled to six (6) weeks paid vacation per year, subject to the Corporation's policy attached hereto as Rider B, the time of which shall be as determined by agreement between the Employee and the Board of Directors of the Corporation.

     7. TERMINATION: This Agreement and the Employee's employment hereunder shall terminate (i) on November 1, 1998, unless extended or renewed as provided herein, or (ii) upon the occurrence of any of the following events, and upon any such termination the Employee will


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have no right to severance pay or salary, bonus or benefit continuation except as expressly provided in this Agreement:

          (a) The Employee's death.

          (b) The termination of the Employee's employment hereunder by the Corporation, at its option, to be exercised by written notice from the Corporation to the Employee after the Employee's incapacity or inability to further perform his services as contemplated herein for a period of six (6) consecutive months due to the fact that his physical or mental health shall have become impaired so as to make it impossible or impractical for him to perform the duties and responsibilities contemplated for him hereunder as evidenced by the written medical report of a doctor reasonably acceptable to the Corporation and the Employee.

          (c) The termination for cause (as hereinafter defined) of the Employee's employment hereunder by Corporation, at its option, to be exercised by written notice from Corporation to the Employee.

          (d) At any time without cause and without notice. If the Corporation terminates this Agreement and the Employee's employment without notice and without cause pursuant to this Section 7(d) for a reason not specified in subparagraphs (a), (b), (c), (e) and/or (h) of this Section 7, then: (A) the Corporation shall provide to the Employee as severance pay, a total amount equal to (i) his Base Salary in the year in which such termination occurs, payable in twelve (12) consecutive monthly installments (without interest) beginning one
(1) month after such termination, plus (ii) the fringe benefits described in
Section 4(b) hereof, or at the discretion of the Corporation, a similar alternative, commencing on the effective date of the Employee's termination by the Corporation pursuant to this Section 7(d) and continuing until the Employee


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reaches the age of sixty-five (65); and (B) the Option shall become fully vested and exercisable in its entirety.

          (e) By either party pursuant to Section 2 hereof, in which case the Employee will be treated in accordance with the applicable provisions of Section 2.

          (f) If the Corporation moves its corporate offices more than fifty
(50) miles from Stamford, Connecticut, the Employee may terminate this Agreement upon ninety (90) days written notice given within one hundred twenty (120) days after the Employee receives notice of such relocation. If the Employee terminates this Agreement pursuant to this subparagraph (f), then the Corporation shall pay to the Employee the severance benefits described in
Section 7(d)(A) above, provided, however, that in the event that the Employee gives notice of termination pursuant to this subparagraph (f), that if the move contemplated by this subparagraph takes place (or is to take place) at the direction of the Corporation's Board of Directors, and that the Employee recuses himself from any involvement as a Director of the Corporation in making such direction, then the Employee will also receive the benefits provided for in
Section 7(d)(B)

          (g) For purposes of paragraph 7(c) the term "cause" shall include only the following:

               (i) Employee's failure or refusal (even after notice of termination is given by either party pursuant to this Agreement) to perform the services specified herein, or to carry out any reasonable and lawful directions of the Board of Directors of the Corporation with respect to the services to be rendered hereunder or the manner of rendering such services other than by reason of his disability as described in Section 7(b) hereof; provided, however, that
(i) such failure or refusal is material, and (ii) Employee is given reasonable notice and


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explanation of each refusal or failure, and reasonable opportunity to cure such refusal or failure, and no cure has been effected within a reasonable time after notice;

               (ii) Conviction of a felony which can reasonably be expected to have a material adverse impact on the Corporation's business or reputation;

               (iii) Fraud or embezzlement involving the assets of the Corporation, its customers, suppliers or affiliates; or

               (iv) Violation of the provisions of Sections 8, 9 and/or 10 of this Agreement by the Employee.

          (h) (i) If there is a Change in Control of the Corporation (as hereinafter defined) that occurs prior to the expiration or termination of the Agreement and, within twelve (12) months after the Change in Control, Employee terminates his employment for Good Reason (as hereinafter defined), then the Corporation shall provide to the Employee: (i) as severance pay a total amount equal to twice the Employee's annual Base Salary at the time of the Change in Control payable in twenty-four (24) equal consecutive installments in accordance with the Corporation's normal payroll practices (without interest) beginning on the first regularly scheduled payday after such termination (the period during which employee receives severance pay hereinafter referred to as the "Severance Period"), plus (ii) the fringe benefits described in Section 4(b) hereof and continuing until the Employee reaches the age of sixty-five (65). It is expressly understood that nothing in the foregoing will prevent either party from taking such legal action as may be necessary to enforce the terms of this Agreement.


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               (ii) As used in this Agreement, the following terms have the meanings set forth below:

          (i) "Affiliate" of a person means any person directly or indirectly controlling, controlled by or under common control with the first person.

          (ii) "Associate" has the meaning ascribed thereto in Rule 12b-2 under the Exchange Act (as defined below) as in effect on the date hereof.

          (iii) "Change in Control" means the occurrence of any of the following events:

                  (A) MERGER, CONSOLIDATION, ETC. The Corporation or Parent is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such surviving, resulting or reorganized corporation or person immediately after such transaction is held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors of the Corporation or Parent ("Voting Stock"), as the case may be, immediately prior to such transaction;

                  (B) SALE OF ASSETS. The Corporation or Parent sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Corporation or Parent immediately prior to such sale or transfer;


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                  (C) CHANGE IN BENEFICIAL OWNERSHIP. There is a report filed on
                  Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act (as hereinafter defined), disclosing that any "person" (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the Voting Stock of the Parent;

                  (D) FILING OF CERTAIN REPORTS OF CHANGE OF CONTROL. The Parent files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Parent has occurred; or

                  (E) CHANGE IN BOARD COMPOSITION. If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Parent's stockholders, of each director of the Parent first elected during such period was approved by a vote of at least a majority of the directors then still in office who were directors of the Parent at the beginning of any such period;

               provided, however, that a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because
               (i) the Corporation or

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               Parent, (ii) an entity in which the Corporation or Parent
               directly or indirectly beneficially owns 50% or more of the voting securities, or (iii) any Corporation or Parent-sponsored employee stock ownership plan or any other employee benefit plan of the Corporation or Parent, either files or becomes obligated to file a report or a proxy statement under or in response to
               Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Corporation or Parent reports that a change in control of the Corporation or Parent has occurred by reason of such beneficial ownership.

               (iii) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

               (iv) "Good Reason" means that, following a Change in Control and without Employee's written consent,

                    (A) there has been a significant diminution in the nature or scope of Employee's authority, duties or responsibilities in effect immediately prior to the Change in Control; or

                    (B) there has been a reduction in Employee's annual Base Salary in effect immediately prior to the Change in Control or an adverse change in Employee's total compensation such that Employee's compensation and benefits in the aggregate are 25% below his aggregate compensation and benefits in effect immediately prior to the Change in Control; or

                    (C) the principal place of Employee's employment is relocated to a place that is more than 25 miles from the principal place of Employee's


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                    employment immediately prior to the Change in Control or
                    Employee is required to be away from his office in the course of discharging his duties and responsibilities 25% more than was required prior to the Change in Control.

               (i) In the event of any termination pursuant to this Section 7, the Corporation shall pay to the Employee such portion of his Base Salary as has been earned by the Employee as of the date such termination becomes effective, a pro rata portion of any bonus due Employee through the date of his termination (unless Employee is terminated pursuant to Section 7(c) hereof in which case no bonus shall be paid or payable) and payment for any accrued unused vacation time, all less (a) all applicable taxes, (b) any other required withholdings, and (c) any other amounts the Employee may owe to the Corporation, and thereafter the Employee shall have no claim for any further compensation from the Corporation (including its parents, subsidiaries, division, affiliates, successors and assigns) except as otherwise expressly provided for herein. The Employee's receipt of such amounts and/or any severance payments provided for by this Agreement, will constitute a full accord and satisfaction (and in the case of severance pay and Option acceleration, liquidated damages) in full and final settlement of any and all amounts owed by the Corporation (including its subsidiaries, parents, divisions, affiliates, successors and assigns) to the Employee under this Agreement, under any severance plan, practice or policy or otherwise.

               (j) In the event that the Employee's employment with the Corporation terminates pursuant to any term of this Agreement, then the Employee agrees to resign from all offices and directorships he may then hold with the Corporation and/or the Parent immediately upon the Corporation's request.


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          8. RESTRICTIONS ON EMPLOYEE: During the period commencing on the date hereof and ending two (2) years after the termination of the Employee's employment with the Corporation for any reason, the Employee shall not (a) directly or indirectly induce or attempt to induce any of the employees of the Corporation (including its subsidiaries, parents, divisions, affiliates, successors and assigns) to leave the employ of the Corporation (including its subsidiaries, parents, divisions, affiliates, successors and assigns), or (b) hire, or assist any other entity or person in the recruitment or hiring of, any employees of the Corporation (including its subsidiaries, parents, divisions, affiliates, successors and assigns). Following the termination of the Employee's employment with the Corporation for any reason, the Employee also shall not make any defamatory, slanderous and/or libelous statements whatsoever concerning the Corporation or its affiliated companies and/or their businesses, operations, technologies, products, services, marketing strategies, pricing policies, management, affairs, financial condition, directors, shareholders, officers, employees and/or agents.

          9. COVENANT NOT TO COMPETE: During the period commencing on the date hereof, and ending two (2) years after the termination of the Employee's employment for any reason, (a) the Employee shall not, except as a passive investor in publicly held companies (i.e., owning or holding beneficially or of record 1% or more of the voting shares of an entity), engage in, or own or control any interest in, or act as principal, director, officer or employee of, or consultant to, any firm, corporation, entity or person which is in competition with the Corporation or its Parent in the states/locations listed in Rider A, attached hereto; and (b) the Employee shall not, on behalf of any firm, corporation, entity or person which is in competition with the Corporation and/or the Parent, solicit or do business with any customer of the Corporation (including its subsidiaries, parents, divisions, affiliates, successors and assigns) or any potential customer of


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the Corporation (including its subsidiaries, parents, divisions, affiliates, successors and assigns). If the covenants set forth in this Section 9 are determined by a court of competent jurisdiction to be overbroad in duration or geographic scope, then the provisions will not be invalidated or rendered unenforceable but rather will be deemed enforceable to the maximum extent permitted by law.

          10. PROPRIETARY INFORMATION:

              (a) For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of the Corporation (including its parents, subsidiaries, affiliates, successors and assigns) or any entity in which the Corporation (including its parents, subsidiaries, affiliates, successors and assigns) has a controlling interest that has not previously been publicly released by duly authorized representatives of the Corporation and shall include (but shall not be limited to) confidential information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including without limitation source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of the Corporation (including its parents, subsidiaries, affiliates, successors and assigns) or any entity in which the Corporation (including its parents, subsidiaries, affiliates, successors and assigns) has a controlling interest. The Employee agrees to regard and preserve as confidential all proprietary information, whether he has such information in his memory or in writing or other tangible or intangible form. The Employee will not, without written authority from the Corporation to do so, directly or indirectly, use for his benefit or purposes, nor disclose to others, either during the term of his employment hereunder or thereafter, except as required by the conditions of his employment hereunder, any proprietary information. The Employee agrees

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not to remove from the premises of the Corporation or any subsidiary or affiliate of the Corporation, except as an employee of the Corporation in pursuit of the business of the Corporation or any of its subsidiaries, affiliates or any entity in which the Corporation has a controlling interest, or except as specifically permitted in writing by the Corporation, any document or object containing or reflecting any proprietary information. The Employee recognizes that all such documents and objects, whether developed by him or by someone else, are the exclusive property of the Corporation. The restrictions set forth in this Section 10(a) shall not apply to information which (i) was known to the Employee at the time he was told of it by the Corporation, (ii) is known to the industry or public generally, (iii) was subsequently disclosed to the Employee by a third party having the right to do so, or (iv) is required to be disclosed by law.

               (b) All proprietary information and all of the Employee's interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedure, copyrights, patents and developments hereafter to the end of the period of employment hereunder developed by the Employee as a result of, or in connection with, his employment hereunder, shall belong to the Corporation; and, without further compensation, but at the Corporation's expense, forthwith upon request of the Corporation, Employee shall execute any and all such assignments and other documents and take any and all such assignments and other documents and take any and all other action as Corporation may reasonably request in order to vest in Corporation all the Employee's right, title and interest in and to all of the aforesaid items, free and clear of liens, charges and encumbrances.

               (c) The Employee expressly agrees that the covenants set forth in Sections 8, 9 and 10 of this Agreement are being given to Corporation in connection with the employment of


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

the Employee by the Corporation and that such covenants are intended to protect the Corporation against the competition by the Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum effect permitted by law.

          11. INJUNCTIVE RELIEF: The Employee acknowledges that the injury to the Corporation resulting from any violation by him of any of the covenants contained in Sections 8, 9 and 10 of this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, the Corporation may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation; and no bond or other security shall be required in connection with such injunction.

          12. REPRESENTATION OF EMPLOYEE: The Employee represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

          13. PARTIES; NON-ASSIGNABILITY BY EMPLOYEE: As used herein, the term "Corporation" shall mean and include the Corporation and any parent or subsidiary thereof and any successor thereto unless the context indicates otherwise. Except as otherwise provided and except with respect to the Employee's rights with respect to the common stock or options to purchase common stock owned or to be received by the Employee, this Agreement and all rights hereunder are personal to the Employee and shall not be assignable by him and any purported assignment shall be null and void and shall not be binding on the Corporation. This Agreement shall be assignable and transferable by the Corporation pursuant to (i) the sale of all or


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substantially all of the assets of the Corporation or Parent to any related or unrelated person, (ii) the sale of 50% or more of the voting stock of the Corporation or Parent to any related or unrelated person or entity in a single transaction or series of related transactions within a six (6) month period, or
(iii) a merger or consolidation of the Corporation or Parent with any related or unrelated person or entity.

          14. ENTIRE AGREEMENT: This Agreement and the Option Agreement (as modified by this Agreement) contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all other prior agreements and understandings, oral or written, between the Employee and the Corporation and/or the Employee and Parent, including, without limitation, the Previous Agreement and all other previous representations, negotiations, commitments, and writings with respect thereto.

          15. INDEMNIFICATION; D&O COVERAGE:

               (a) The Corporation agrees that it will not, without the consent of the Employee, which consent will not be unreasonably withheld, conditioned or delayed, amend or alter the provisions of its Certificate of Incorporation relating to indemnification of officers and directors if the effect of such amendment or alteration would materially reduce the protection presently provided to the Employee by such provisions.

               (b) The Corporation agrees that it will continue to maintain directors and officers liability insurance coverage for the Employee during the term of this Agreement on terms commensurate with comparable companies in the software industry, provided such coverage is available at reasonable rates.

          16. AMENDMENT OR ALTERATION: No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.


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          17. CHOICE OF LAW: This Agreement shall be governed by the laws of the
State of Connecticut without regard to the principles of conflicts of law thereof.

          18. NOTICES: Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to the residence of the Employee, or to the principal office of the Corporation, respectively.

          19. WAIVER OF BREACH: The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any of the parties hereto.

          20. BINDING EFFECT: The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, administrators, successors, and permitted assigns.

          21. SEVERABILITY: In the event that any provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable, such provision shall be deleted from this Agreement, which shall otherwise remain in full force and effect and binding upon the parties hereto.

          22. CAPTIONS: The captions contained herein are for convenience only and shall not affect the interpretation of this Agreement.

          23. PAYMENT FOR EXERCISE OF STOCK OPTIONS: With respect to the Employees vested and exercisable option rights to purchase shares of Parent's common stock, the Corporation will, upon the Employee's request, seek all approval necessary to permit the option exercise price for such rights (and any applicable withholding tax) to be paid by delivery of shares of Parent's common stock having an aggregate fair market value equal as of the date of exercise to such option exercise price (and any applicable withholding tax), in accordance with the terms of the plan(s) and/or agreement(s) governing such option rights.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   CORPORATION:

                                   HYPERION SOFTWARE OPERATIONS INC.


                                   By /s/ Lucy Rae Ricciardi
                                      ---------------------------------------
                                      Lucy Rae Ricciardi
                                      Its Senior Vice President & CFO


                                   EMPLOYEE:

                                      /s/ James A. Perakis
                                   ------------------------------------------
                                   James A. Perakis


                                   HYPERION SOFTWARE CORPORATION


                                   By /s/ Lucy Rae Ricciardi
                                      ---------------------------------------
                                      Lucy Rae Ricciardi
                                      Its Senior Vice President & CFO